Exhibit 99.1

Gladstone Commercial Corporation Announces its Board of Directors has elected

Robert G. Cutlip as President

McLean, VA, June 4, 2012 – Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) reported today that on Friday, June 1, 2012, its Board of Directors elected Robert G. Cutlip as President of the Company, effective immediately. George Stelljes, the Company’s prior President, will retain his title as Chief Investment Officer and has also been elected Co-Vice Chairman of the Company.

Prior to his appointment as President of the Company, Mr. Cutlip was Managing Director – Southeast and Mid-Atlantic Region with Sealy & Company, LLC, a vertically integrated real estate operating company. Mr. Cutlip was also a founding principal of Attentus Advisors, a real estate advisory consulting firm, in January 2009. From March 2006 to December 2008 Mr. Cutlip was a Managing Director and then an Executive Vice President – North American Operations with First Industrial Realty Trust, Inc., a publicly traded industrial real estate investment trust. Previous to that, Mr. Cutlip held various management positions with Highwoods Properties, Inc. and Duke-Weeks Realty Corporation, both publicly traded real estate investment trusts. Mr. Cutlip has over 27 years of experience sourcing acquisitions, underwriting transactions, negotiating and executing development transactions, and overseeing asset management plan execution. He is currently a member of the National Association of Industrial and Office Properties (“NAIOP”), a trade association for developers, owners and investors in industrial office and related commercial real estate. At NAIOP he has held a number of positions, including, National Chairman in 2006, Chairman – NAIOP Research Foundation in 2011 and as a member of the NAIOP Commercial Real Estate Credit and Capital Advisory Board in 2011. He is also currently a member of NAIOP’s Industrial Forum. Mr. Cutlip received a BS in Civil Engineering from the US Air Force Academy, an MS in Civil Engineering from Vanderbilt University and an MBA in Finance from University of Southern California.

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. The Company currently owns 74 properties. Including payments through May 2012, the Company has paid 89 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid five consecutive quarterly cash distributions. The Company has paid 77 consecutive monthly cash distributions on its Series A preferred stock, 68 consecutive monthly cash distributions on its Series B preferred stock and 25 consecutive monthly cash distributions on its Senior Common Stock. The Company has never skipped, reduced or deferred a monthly distribution since inception, over eight years ago. Additional information can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Commercial Corporation: +1-703-287-5893